Exhibit 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIFTYONE, INC.

a Delaware corporation

FiftyOne, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

A. The present name of the Corporation is FiftyOne, Inc., originally incorporated under the name E4X Inc. on November 3, 1999.

B. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 3, 1999. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 30, 2003. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation reflecting the change of the Corporation’s name from E4X, Inc. to FiftyOne, Inc. was filed with the Secretary of State of the State of Delaware on December 17, 2009. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 30, 2010.

C. This Eighth Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s Amended and Restated Certificate of Incorporation in its entirety, has been duly adopted pursuant to the provisions of Sections 242 and 245 of the DGCL, and the stockholders of the Corporation have given their written consent hereto in accordance with Section 228 of the DGCL. The provisions of the Eighth Amended and Restated Certificate of Incorporation are as follows:

ARTICLE I

The name of the corporation is FiftyOne, Inc.

ARTICLE II

The address of its registered office in the State of Delaware and New Castle County is 1313 North Market Street, Suite 5100, Wilmington, Delaware, 19801. The name of its registered agent at such address is PHS Corporate Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Eighty One Million One Hundred Five Thousand Three Hundred Ninety Two (81,105,392) shares. Forty Nine Million Five Hundred Thousand (49,500,000) shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and Thirty One Million Six Hundred Five Thousand Three Hundred Ninety Two (31,605,392) shares shall be Preferred Stock, par value $0.01, out of which Two Million One Hundred Eight Thousand One Hundred Seven (2,108,107) shares shall be designated Series A Preferred Stock (“Series A Preferred Stock”), Two Million Six Hundred Fifty Four Thousand Three Hundred Seven (2,654,307) shares shall be designated Series B Preferred Stock (“Series B Preferred Stock”), Fourteen Million Four Hundred Thousand (14,400,000) shares shall be designated Series C Preferred Stock (“Series C Preferred Stock”), Nine Million Five Hundred Thousand (9,500,000) shares shall be designated Series D Preferred Stock (“Series D Preferred Stock”), and Two Million Nine Hundred Forty Two Thousand Nine Hundred Seventy Eight shares (2,942,978) shall be designated Series E Preferred Stock (“Series E Preferred Stock”) (the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock shall collectively be referred to herein as the “Preferred Stock” and the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock shall collectively be referred to herein as the “Participating Preferred Stock”).

B. Rights, Preferences and Restrictions of the Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Rights. The Corporation shall not declare or pay any cash dividends on shares of any series of Preferred Stock, or on shares of Common Stock, unless such dividend shall be paid and distributed in accordance with the liquidation preferences set forth in Section 2 below, as if such dividend was an asset of the Corporation being distributed in a Liquidation (as defined below).

2. Liquidation Preference.

(a) In the event of foreclosure by creditors of the Corporation on substantially all assets of, or equity interest in the Corporation, and in the event of any liquidation, dissolution, or winding up of the Corporation (including a Deemed Liquidation event, as defined below), either voluntary or involuntary (the “Liquidation”), the holders of Series E Preferred Stock by reason of their ownership thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per outstanding share of Series E Preferred Stock equal to the greater of (i) the amount actually paid to the Corporation for the issuance of such outstanding share of Series E Preferred Stock (as adjusted for stock dividends, stock splits, combinations, recapitalizations, reclassifications or other similar events affecting the Series E Preferred Stock) (the “Series E Preferred Stock Original Issue Price”)

(the Series E Preferred Stock Original Issue Price shall initially be $4.2474), plus all declared but unpaid dividends on such share, and (ii) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 3 immediately prior to such Liquidation. If upon the occurrence of the Liquidation, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts by reason of their ownership of Series E Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to their relative full aforesaid preferential amounts. Upon the completion of the distribution required by this Section 2(a), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Participating Preferred Stock and Common Stock as set forth in Section 2(b), Section 2(c), Section 2(d), Section 2(e), Section 2(f), Section 2(g) and Section 2(h) hereof.

(b) In the event of a Liquidation, the holders of Series D Preferred Stock by reason of their ownership thereof shall be entitled to receive, after the distribution to the holders of Series E Preferred Stock set forth in Section 2(a) and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per outstanding share of Series D Preferred Stock equal to the sum of (i) the amount actually paid to the Corporation for the issuance of such outstanding share of Series D Preferred Stock (as adjusted for stock dividends, stock splits, combinations, recapitalizations, reclassifications or other similar events affecting the Series D Preferred Stock) (the “Series D Preferred Stock Original Issue Price”) (the Series D Preferred Stock Original Issue Price shall initially be $0.566761); plus (ii) all declared but unpaid dividends on such share, and less any amounts that have been paid and distributed on such share pursuant to Section 1 above. If upon the occurrence of the Liquidation, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts by reason of their ownership of Series D Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to their relative full aforesaid preferential amounts. Upon the completion of the distribution required by this Section 2(b), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as set forth in Section 2(c) and Section 2(d) hereof and the holders of Preferred Stock and Common Stock as set forth in Section 2(e) hereof.

(c) In the event of a Liquidation, the holders of Series C Preferred Stock by reason of their ownership thereof shall be entitled to receive, after the distribution to the holders of Series E Preferred Stock set forth in Section 2(a) and the distribution to the holders of Series D Preferred Stock set forth in Section 2(b), and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, or Common Stock, by reason of their ownership thereof, an amount per outstanding share of Series C Preferred Stock equal to the sum of (i) $1.077494 (as adjusted for stock dividends, stock splits, combinations, recapitalizations, reclassifications or other similar events affecting the Series C Preferred Stock) (the “Series C Preferred Stock Original Issue

Price”); plus (ii) all declared but unpaid dividends on such share, and less any amounts that have been paid and distributed on such share pursuant to Section 1 above. If upon the occurrence of the Liquidation, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts by reason of their ownership of Series C Preferred Stock, then, after the payments required under Section 2(a) and Section 2(b), the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to their relative full aforesaid preferential amounts. Upon the completion of the distribution required by this Section 2(c), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Series B Preferred Stock as set forth in Section 2(d) hereof and the holders of Preferred Stock and Common Stock as set forth in Section 2(e) hereof.

(d) In the event of a Liquidation, the holders of Series A Preferred Stock and Series B Preferred Stock, by reason of their ownership thereof, shall be entitled to receive, after the distribution to the holders of Series E Preferred Stock, to the holders of Series D Preferred Stock and to the holders of Series C Preferred Stock set forth in Section 2(a), Section 2(b), and Section 2(c) above and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount per outstanding share of Series A Preferred Stock or Series B Preferred Stock equal to the sum of (i) the Original Issue Price for the Series A Preferred Stock or Series B Preferred Stock, respectively, as then applicable to each such share of the Series A Preferred Stock and Series B Preferred Stock, respectively, (in each case as adjusted for stock dividends, stock splits, combinations, recapitalizations, reclassifications or other similar events affecting the Series A Preferred Stock or the Series B Preferred Stock, as the case may be) (the Original Issue Price for each share of Series A Preferred Stock is the price per share actually paid for such share of Series A Preferred Stock as specified in Schedule 3.3 to that certain Series D Preferred Stock Purchase Agreement dated April 30, 2010 (the “Series D Purchase Agreement”), the “Series A Preferred Stock Original Issue Price,” and the Original Issue Price currently in effect for each share of Series B Preferred Stock is $1.077494, the “Series B Preferred Stock Original Issue Price”); plus (ii) all declared but unpaid dividends on such share, and less any amounts that have been paid and distributed on such share pursuant to Section 1 above. If, upon the occurrence of the Liquidation and after the distribution to the holders of Series E Preferred Stock set forth in Section 2(a) above, to the holders of Series D Preferred Stock set forth in Section 2(b) above and to the holders of Series C Preferred Stock set forth in Section 2(c) above, the assets and funds thus distributed among the holders of Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, after the payments required under Section 2(a), Section 2(b), and Section 2(c), the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to their relative full aforesaid preferential amounts.

(e) Upon the completion of the distributions under Section 2(a), Section 2(b), Section 2(c), and Section 2(d), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Participating Preferred Stock and Common Stock pro rata in proportion to the number of shares held by each holder, assuming for purposes thereof the conversion of the Participating Preferred Stock into Common Stock on the basis of the then applicable conversion ratio under the Corporation’s Certificate of Incorporation.

(f) Notwithstanding the foregoing, the rights of the holders of Participating Preferred Stock pursuant to the above paragraphs (b), (c) and (d) of this Section 2 shall expire and such holders shall be entitled to receive only their pro rata share of any such distribution on an as converted basis pari passu with the holders of Common Stock, upon the occurrence of a Liquidation where such pari passu distribution of the assets or securities available for distribution among the shareholders of the Company shall represent a yield to the holders of the Participating Preferred Stock greater than five (5) times the Original Issue Price for each share of Participating Preferred Stock (as defined in Section 2(b), Section 2(c), and Section 2(d), as applicable).

(g) A Liquidation shall be deemed to be occasioned by, and to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); (B) a foreclosure by creditors of the Corporation on substantially all assets of, or equity interest in the Corporation; (C) the sale, exchange or transfer, in a single transaction or series of related transactions, of at least a majority, by voting power (determined on a fully diluted basis assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively), of the outstanding shares of capital stock of the Corporation; or (D) a sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Corporation (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation’s material assets) (each of (A) through (D) above, a “Deemed Liquidation”); unless in each case, (a) the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity and (b) no stockholder of record as constituted immediately prior to such acquisition or sale (along with any of such stockholder’s Affiliates, as defined below) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding securities, or unless otherwise agreed by the holders of at least majority of the then outstanding Preferred Stock, voting together as a single class, on an as-converted basis.

(i) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed in good faith by the Board of Directors of the Corporation. Notwithstanding the foregoing, the fair market value of any freely-marketable securities listed on a national securities exchange or listed on The NASDAQ Stock Market shall be determined as of the close of trading on the date immediately prior to the date of distribution pursuant to this Section 2 or such other date as determined in good faith by the Board of Directors and shall be equal to the last reported trade price of such security on such date on the exchange where it is primarily traded or, if such security is not traded on an exchange, such security shall be valued at the last reported sale price on The NASDAQ Stock Market or, if such security is not traded on an exchange or reported on The NASDAQ Stock Market, such security shall be valued at the reported closing bid price (or average of bid prices) last quoted on such date as reported by an established quotation service for over-the-counter securities.

(ii) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholder meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction whichever notice date is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 2, and the amounts anticipated to be distributed to holders of each outstanding series and class of capital stock of the Corporation pursuant to this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, without payment of additional consideration by the holder thereof at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price per share for each share of Series E Preferred Stock shall initially be its Series E Preferred Stock Original Issue Price (as defined in Section 2(a) above) (the “Series E Conversion Price”). The initial conversion price per share for each share of Series D Preferred Stock shall initially be its Series D Preferred Stock Original Issue Price (as defined in Section 2(b) above) (the “Series D Conversion Price”); the initial conversion price per share for each share of Series C Preferred Stock shall initially be its applicable Series C Preferred Stock Original Issue Price (the “Series C Conversion Price”); the initial conversion price per share for each share of Series B Preferred Stock shall initially be its applicable Series B Preferred Stock Original Issue Price (the “Series B Conversion Price”); and the initial conversion price per share for each share of Series A Preferred Stock shall initially be $1.077494 (the “Series A Conversion Price”) (the Series E Conversion Price, the Series D Conversion Price, the Series C Conversion Price, the Series B Conversion Price and the Series A Conversion Price shall collectively be referred to herein as the “Conversion Price”); provided, however, that the Conversion Price shall be subject to adjustment as set forth in Section 3(d), Section 3(e) and Section 3(f) hereof.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (i) the initial public offering of the Corporation’s Common Stock pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the “Act”), or the equivalent law of another jurisdiction, with net proceeds to the Corporation in excess of twenty million dollars ($20,000,000) and at a per share price of at least $6.3711 (subject to adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Common Stock) (a “Qualified IPO”); or (ii) the date specified by written consent or written agreement of the holders of at least majority of the then outstanding shares of Preferred Stock, voting together as a single class, on an as-converted basis.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the holder entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the holder entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) In the event the Corporation should at any time or from time to time after June 27, 2012 (the “Filing Date”), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

(ii) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock or reverse stock split, then, following the record date of such combination or reverse stock split, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise that a holder of Common Stock deliverable upon conversion immediately prior to such recapitalization would have been entitled to receive on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(f) Adjustments to Conversion Price for Dilutive Issues.

(i) Special Definitions. For purposes of this Section 3, the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(2) “Convertible Securities” shall mean any evidences of indebtedness, Preferred Stock or other securities convertible into or exchangeable for Common Stock.

(3) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(f)(iii), deemed to be issued) by the Corporation after the Filing Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(f)(iii) herein, deemed to be issued:

(A) upon conversion of shares of any Preferred Stock;

(B) in connection with any transaction for which adjustment is made pursuant to Section 3(d)(i), 3(d)(ii), or 3(e) hereof;

(C) representing up to 10% of the issued and outstanding share capital of the Company (on a fully diluted basis), to an individual or business entity which, in connection with the issuance of Common Stock to such individual or entity, enters into a significant commercial transaction with the Corporation which is directly related to the Company’s business as determined in good faith by the Board of Directors, including the affirmative vote of at least a majority of the directors elected solely by the holders of the shares of Preferred Stock;

(D) upon exercise or conversion of Options or Convertible Securities issued prior to or on the Filing Date;

(E) to employees, directors, consultants of the Corporation pursuant to a stock purchase/option plan as the same exists on the Filing Date or as approved by the Board of Directors, a majority of which shall include the affirmative vote of the majority of the directors elected solely by the holders of the Preferred Stock and

(F) in accordance with the terms of the Series E Purchase Agreement by and among the Corporation and the investors listed therein, dated as of June 28, 2012.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of and immediately prior to such issue.

(iii) Options and Convertible Securities. In the event that the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(f)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clauses (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Original Issue Price, as applicable, or (ii) the applicable Conversion Price that would have resulted from other issuances of Additional Shares of Common Stock after the Filing Date; and

(5) in the case of an Option which expires by its terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of such Option, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(f)(iii)) without consideration or for a consideration per share (the “Additional Share Price”) less than the Series E Conversion Price in effect on the date of and immediately prior to such issue, then, in such event, the applicable Conversion Price corresponding to a series of Preferred Stock shall be reduced, concurrently with such issue, to the price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue (including, for this purpose, shares of Common Stock issuable upon conversion of the Preferred Stock) or sale, multiplied by the then current Conversion Price for such series of Preferred Stock and (B) consideration, if any, received or deemed received by the Corporation upon such issue or sale, by (ii) an amount equal to the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such issue or sale (including, for this purpose, shares of Common Stock issuable upon conversion of the Preferred Stock) and (B) the total number of shares of Common Stock issuable in such issue or sale; provided, that such Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction thereto with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any amount or amounts so carried forward, shall aggregate $0.01 or more. Notwithstanding the aforesaid, the conversion price adjustment contemplated by this Section 3(f) may be waived by the holders of a majority of the outstanding Preferred Stock, voting together as a single class, on an as-converted basis.

(v) Determination of Consideration. For purposes of this Section 3(f), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash (calculated in United States dollars) received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(f)(iii)(l), relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 3(f)(iii) hereof.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustment.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion or deemed conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

4. Voting Rights.

(a) General Voting Rights. Each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted and shall vote with the Common Stock as a single class (except as otherwise expressly provided herein or as required by law) and shall be entitled to notice of any stockholder meeting in accordance with the By-Laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each share of Common Stock shall be entitled to one (1) vote.

(b) Required Class Vote. Until the Qualified IPO, the consent of the holders of a majority of the outstanding Preferred Stock, voting together as a single class, on an as-converted basis shall be required for: (i) a merger or consolidation of the Corporation or any of its subsidiaries (each a “Subsidiary” and together the “Subsidiaries”); (ii) the acquisition or establishment by the Corporation or any of its Subsidiaries of another business entity other than wholly-owned subsidiaries; (iii) issuance by the Corporation of shares or other securities of a class ranking on par with or senior to the Preferred Stock; (iv) entry by the Corporation or any of its Subsidiaries into material joint ventures or partnerships outside of the ordinary course of business; (v) establishment of any non-wholly owned subsidiary of the Corporation or any of its Subsidiaries; (vi) a fundamental change in the Corporation’s or any of its Subsidiaries’ business(es); (vii) sale of the Corporation’s assets or any of its Subsidiaries’ assets outside of the ordinary course of business; (viii) incurrence of indebtedness in excess of $500,000 by the Corporation or any of its Subsidiaries; (ix) placement of liens on or encumbrances of the Corporation’s assets or any of its Subsidiaries’ assets securing or capable of securing debts in excess of $500,000; (x) repurchases or redemptions (if and when permitted by law) of securities or debt of the Corporation or any of its Subsidiaries, other than repayment of debt in accordance with its terms; (xi) transactions between the Corporation or any of its Subsidiaries, on the one hand, and an entity which controls, is controlled by, or is under common control with, the Corporation or any of its Subsidiaries (an “Affiliate”), on the other hand; (xii) any increase in the number of directors; (xiii) appointment or dismissal of the Corporation’s Chief Executive Officer, Chief Financial Officer, or any equivalent position regardless of title; (xiv) the appointment of the Corporation’s independent auditors; (xv) the declaration or distribution by the Corporation or any of its Subsidiaries to the stockholders of the Corporation or the respective Subsidiaries of any cash dividends or other dividends or distributions of bonus shares of any class or series of shares, securities or assets to the stockholders of the Corporation, and (xvi) any amendment or alteration of the Certificate of Incorporation or By-Laws of the Corporation adversely affecting the rights, privileges or powers of, or the restrictions provided for the benefit of the Preferred Stock.

(c) Election of Directors. The Corporation’s Board of Directors shall consist of seven (7) members. The holders of Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect five (5) directors; the holders of the Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) director; and the holders of the Preferred Stock and Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining one (1) director. Elections of directors at an annual or special meeting shall not be by written ballot.

(d) A director may only be removed from office by the class or series of stock that designated such director, and any vacancy, however created, in the Board of Directors may only be filled by such class or series of stock that designated the previous incumbent of such vacancy.

(e) Series E Preferred Stock Protective Provisions. At any time when shares of Series E Preferred Stock are outstanding, the written consent of the holders of a majority of the shares of Series E Preferred Stock then outstanding, voting as a separate class on an as-converted basis, shall be required (i) for any matter requiring the consent of the Series E Preferred Stock as required by law, (ii) for any increase in the number of authorized shares of Series E Preferred Stock and (iii) for any adverse change to the rights of the Series E Preferred Stock upon Liquidation.

5. Status of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 3, the shares so converted shall be cancelled and shall not thereafter be issuable by the Corporation.

C. Common Stock.

1. Liquidation Rights. Upon a Liquidation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

2. Dividend Rights. Subject to Section 1 of Article IV(B) hereof, the holders of Common Stock shall be entitled to share pro rata in the distribution of cash and other dividends by the Corporation.

3. Voting Rights. Each share of Common Stock shall have the right to one (1) vote, and shall be entitled to notice of any stockholder meeting in accordance with the By-Laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law. Notwithstanding anything herein to the contrary, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote or consent of the holders of a majority of the then outstanding shares of Common Stock, Preferred Stock and all other classes of series of stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b) of the DGCL.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Except as otherwise provided in this Eighth Amended and Restated Certificate of Incorporation, the Board of Directors may make, repeal, alter, amend or rescind any or all of the By-Laws of the Corporation.

ARTICLE VII

Certain stockholders of the Corporation who are parties to the Fourth Amended and Restated Investors’ Rights Agreement dated on or about June 28, 2012, by and between the Company and the Investors (as defined therein), as amended, shall have the preemptive rights set forth therein, subject to the terms and conditions thereof.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE IX

Subject to any provision of this Eighth Amended and Restated Certificate of Incorporation, the Corporation may amend, alter, change or repeal any provision contained in this Eighth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute.

ARTICLE X

To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article X, by amendment of this Article X or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XI

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation

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THE UNDERSIGNED, being the President and CEO of the Corporation, for the purpose of amending and restating the Corporation’s certificate of incorporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 27th day of June, 2012.

FIFTYONE, INC.

/S/ Michael DeSimone
By:	Michael DeSimone
Title:	President and CEO

AMENDMENT

TO

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIFTYONE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, FiftyOne, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

The name of the Corporation is FiftyOne, Inc. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the stockholders of the Corporation. The requisite stockholders of the Corporation have duly adopted said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Eighth Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article FIRST is hereby deleted in its entirety and replaced with the following:

“The name of the corporation is Borderfree, Inc. (the “Corporation”).”

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Eighth Amended and Restated Certificate of Incorporation to be signed by its President and CEO this 5th day of April, 2013.

FIFTYONE, INC.

By:	/s/ Michael DeSimone
Name:	Michael DeSimone
Title:	President and CEO

AMENDMENT NO. 2

TO

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BORDERFREE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Borderfree, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

The name of the Corporation is Borderfree, Inc. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the stockholders of the Corporation. The requisite stockholders of the Corporation have duly adopted said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Eighth Amended and Restated Certificate of Incorporation of the Corporation as follows:

1. Article FOURTH, Section A is hereby deleted in its entirety and replaced with the following:

“A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Eighty One Million One Hundred Twenty Four Thousand Two Hundred Twenty Seven (81,124,227) shares. Forty Nine Million Five Hundred Thousand (49,500,000) shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and Thirty One Million Six Hundred Twenty Four Thousand Two Hundred Twenty Seven (31,624,227) shares shall be Preferred Stock, par value $0.01, out of which Two Million One Hundred Eight Thousand One Hundred Seven (2,108,107) shares shall be designated Series A Preferred Stock (“Series A Preferred Stock”), Two Million Six Hundred Fifty Four Thousand Three Hundred Seven (2,654,307) shares shall be designated Series B Preferred Stock (“Series B Preferred Stock”), Fourteen Million Four Hundred Thousand (14,400,000) shares shall be designated Series C Preferred Stock (“Series C Preferred Stock”), Nine Million Five Hundred Thousand (9,500,000) shares shall be designated Series D Preferred Stock (“Series D Preferred Stock”), and Two Million Nine Hundred Sixty One Thousand Eight Hundred Thirteen shares (2,961,813) shall be designated Series E Preferred Stock (“Series E Preferred Stock”) (the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock shall collectively be referred to herein as the “Preferred Stock” and the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock shall collectively be referred to herein as the “Participating Preferred Stock”).”

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IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to the Eighth Amended and Restated Certificate of Incorporation to be signed by its President and CEO this 14th day of June, 2013.

BORDERFREE, INC.

By:	/s/ Michael DeSimone
Name:	Michael DeSimone
Title:	President and CEO